UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

FINGERMOTION, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FINGERMOTION, INC.

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 4, 2026

To the Stockholders of FingerMotion, Inc.:

Notice is hereby given that the Special meeting of the stockholders of FingerMotion, Inc. (the “Company”) will be held on December 4, 2026, in person at the Company’s office at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401. At the Special Meeting or any postponement, adjournment or delay thereof (the “Special Meeting”), you will be asked to consider and vote upon the following proposals:

1.	to grant authority to the Company’s Board of Directors (the “Board”) to effectuate one or more reverse stock splits of the Company’s common stock over a twenty four month period beginning on the date stockholder approval is obtained at a cumulative ratio of no less than one-for-ten and up to one-for-one hundred, with such ratio(s) to be determined at the sole discretion of the Board and with such reverse stock split(s) to be effectuated at such time and date, if at all, as determined by the Board in its sole discretion;

; and

2.	to transact such other business as may properly come before the Special Meeting or any adjournment thereof.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

The Board has fixed the close of business on November 4, 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

The proxy statement accompanying this notice provides a more complete description of the business to be conducted at the Special Meeting. We encourage you to read the proxy statement carefully and in its entirety.

By order of the Board of Directors,

/s/ Jolie Kahn
Jolie Kahn
Chief Executive Officer and Director

YOU ARE RESPECTFULLY REQUESTED BY THE BOARD TO PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU GRANT A PROXY, YOU MAY REVOKE IT AT ANY TIME PRIOR TO THE MEETING OR VOTE AT THE MEETING. IF YOU RECEIVED THIS PROXY STATEMENT IN THE MAIL, A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. THIS WILL NOT PREVENT YOU FROM VOTING AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

This Notice of Special Meeting of Stockholders, proxy statement and form of proxy are first being mailed to stockholders on or about November 10, 2026.

Important Notice Regarding the Availability of Proxy Materials for the FingerMotion, Inc. Special Meeting of Stockholders to be Held on December 4, 2026. The Proxy Statement is available at www.proxyvote.com or on the Investor Relations portion of our web site at https://ir.fingermotion.com/sec-filings/all-sec-filings.

FINGERMOTION, INC.

i

PROXY STATEMENT

FINGERMOTION, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON December 4, 2026

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING

Why am I receiving this Proxy Statement?

This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote on at our Special Meeting of Stockholders (the “Special Meeting”), which will take place on December 4, 2026 at 8 AM local time in person at the Company’s office at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about November 10, 2026, to all stockholders of record entitled to vote at the Special Meeting.

In this Proxy Statement, we refer to FingerMotion, Inc. as the “Company,” “we,” “us” or “our” or similar terminology.

Who can vote at the Special Meeting?

Stockholders who owned shares of our common stock (the “common stock” and such shares of held on the Record Date, the “Voting Stock”) on November 4, 2026 (the “Record Date”) may attend and vote at the Meeting. Each share of common stock is entitled to one vote. There were [  ] shares of common stock outstanding on the Record Date. All shares of Voting Stock vote together as a single class. Shares of the Voting Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. A quorum will be present if at least 33 1/3% of the Voting Stock is represented at the Special Meeting, either in person or by proxy, totaling [  ] shares. Information about the stockholdings of our directors and executive officers is contained in the section of this Proxy Statement entitled “Beneficial Ownership of Principal Stockholders, Officers and Directors”.

What is the proxy card?

The proxy card enables you to appoint Jolie Kahn, our Chief Executive Officer, as your representative at the Special Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing Ms. Kahn to vote your shares at the Special Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Special Meeting. Even if you plan to attend the Special Meeting, we think that it is a good idea to complete and return your proxy card before the Special Meeting date just in case your plans change. If a proposal comes up for vote at the Special Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on at the Special Meeting?

You are voting on the following proposals:

●	to grant authority to the Company’s Board of Directors (the “Board”) to effectuate one or more reverse stock splits of the Company’s common stock over a twenty four month period beginning on the date stockholder approval is obtained at a cumulative ratio of no less than one-for-ten and up to one-for-one hundred, with such ratio(s) to be determined at the sole discretion of the Board and with such reverse stock split(s) to be effectuated at such time and date, if at all, as determined by the Board in its sole discretion (the “Reverse Split Proposal”); and

●	to transact, in the discretion of the Company’s Board, such other business as may properly come before the Meeting or any adjournment thereof

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How does the Board recommend that I vote?

Our Board unanimously recommends that the stockholders vote “FOR” the each of the proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, VStock Transfer, LLC, you are a “stockholder of record” who may vote at the Special Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares as described below. Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by or at the direction of your broker or nominee who is considered the stockholder of record for purposes of voting at the Special Meeting. As the beneficial owner, you have the right to vote your shares and to attend the Special Meeting as described below. Whether or not you plan to attend the Special Meeting, please vote prior to the Special Meeting as described below to ensure that your vote is counted.

How do I vote?

There are four ways to vote:

(1) Via the Internet. Use the internet to vote by going to the internet address listed on your proxy card; have your proxy card in hand as you will be prompted to enter your control number to create and submit an electronic vote. If you vote in this manner, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card or submit an electronic vote but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board.

(2) Via telephone. Using a touch-tone telephone, you may transmit your voting instructions to the number provided on your proxy card. Have your proxy card in hand as you will be prompted to enter your control number to create and submit a telephonic vote.

(3) In person. If you are a stockholder of record, you may attend the Special Meeting to be held on [December 4, 2026, and vote your shares in person, rather than signing and returning your proxy. Only persons attending in person may vote their shares in person. There will be no virtual attendance option for this Special Meeting, whether by teleconference, electronic meeting or otherwise. If you are a beneficial owner, you are also invited to attend the Special Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the Special Meeting. Photo identification (a valid driver’s license, state identification or passport) may be required to attend the Special Meeting. If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of shares of stock of the Company as of the Record Date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

(4) By Mail. You may vote by mail. If you are a record holder, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided. If you are a beneficial holder you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

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What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You may do this by:

●	sending a written notice to the Chief Financial Officer of the Company stating that you would like to revoke your proxy of a particular date;

●	signing another proxy card with a later date and returning it before the polls close at the Special Meeting or voting online or by telephone again at a later date; or

●	participating in the Special Meeting live via the internet and voting again.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you may need to instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in your name and you do not sign and return your proxy card or vote online, your shares will not be voted unless you vote at the Special Meeting. If you hold your shares in the name of a broker, bank or other nominee, your nominee may determine to vote your shares at its own discretion on the Reverse Split Proposal since such matter is a routine matter, absent instructions from you. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in Incentive Plan Proposal and other non-routine matters, it is important that you cast your vote.

How may I vote with respect to each proposal and how are votes counted?

Your voting options will be dependent on the particular proposal for which you wish to cast a vote. At the Special Meeting, with respect to both the Reverse Split Proposal and the Incentive Plan Proposal, you may vote “for” or “against” the proposal or you may “abstain” from casting a vote on such proposal. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Special Meeting.

Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. The Incentive Plan Proposal is “non-routine.” Thus, in tabulating the voting result for this proposal, shares that constitute broker non-votes are not considered votes cast on those proposals. The Reverse Split Proposal is a “routine” matter and therefore a broker may vote on this matter without instructions from the beneficial owner as long as instructions are not given.

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How many votes are required to approve the Reverse Split Proposal?

Approval of the Reverse Split Proposal requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present in person or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote against this proposal, but since this is a routine matter, brokers may vote at the Meeting on this proposal provided that they have not received instructions from a beneficial owner.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” each of the Reverse Split Proposal and Incentive Plan Proposal. If a proposal comes up for a vote at the Meeting that is not on the proxy card, the proxy will vote according to his best judgment.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where can I find the voting results of the Special Meeting?

We intend to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K within four business days after the Special Meeting.

Who will bear the cost of soliciting votes for the Special Meeting?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also engage a third party proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Who can help answer my questions?

If you have any questions about the Special Meeting or how to vote or revoke your proxy, please contact us at: FingerMotion, Inc., 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401, Attention: Secretary, Telephone: (347) 349-5339.

4

PROPOSAL NO. 1: THE REVERSE SPLIT PROPOSAL

Introduction

On [●], 2026, the Board acted unanimously to grant authority to the Board to effectuate one or more reverse stock splits of the Company’s common stock over a twenty four month period beginning on the date stockholder approval is obtained at a cumulative ratio of no less than one-for-ten and up to one-for-one hundred, with such ratio(s) to be determined at the sole discretion of the Board and with such reverse stock split(s) to be effectuated at such time and date, if at all, as determined by the Board in its sole discretion (the “Reverse Split”). The Board is now asking you to approve this Reverse Split Proposal.

If approved, the Reverse Split(s) will be effective upon the filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation, in the form attached to this proxy statement as Annex A (the “Certificate of Amendment”), with the Secretary of State of Delaware, with such filing(s) to occur, if at all, at the sole discretion of the Board.

The Reverse Split will not impact our authorized shares of common stock. Accordingly, the effect of the Reverse split will be to increase the number of authorized but unissued shares of common stock of the Company. The Board, in its sole discretion, can elect to abandon the Reverse Split in its entirety at any time.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our common stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of our common stock (in hand or on an as converted basis) outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares would not otherwise be affected by the Reverse Split. The authorized number of shares of common stock and preferred stock will not be adjusted as a result of the Reverse Split.

The table below sets forth the number of shares of our common stock outstanding before and after the Reverse Split based on [  ] shares of our common stock outstanding as of the Record Date.

	Prior to the Reverse Split	Assuming a One- for- Ten Reverse Split	Assuming a One- for- Twenty Five Reverse Split	Assuming a One- for- One Fifty Reverse Split	Assuming a One- for- One Hundred Reverse Split
Aggregate Number of Shares of common stock Outstanding	[●]	[●]	[●]	[●]	[●]

The Reverse Split is not part of a broader plan to take us private.

Reasons for the Reverse Split; Nasdaq Requirements for Continued Listing

The intention of the Board in obtaining approval for the authority to effect a Reverse Split would be to increase the stock price of our common stock sufficiently above the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market (“Nasdaq”) if necessary in the future. We received notice from The NASDAQ Stock Market indicating that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2) of Nasdaq Listing Rules. Nasdaq’s notice has no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market. If we are unable to resolve the situation to allow for continued listing on the Nasdaq Capital Market, this will result in a de-listing of our common stock.

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Our Board concluded that the liquidity and marketability of our common stock will be adversely affected if it is not listed on a national securities exchange as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. Our Board believes that current and prospective investors will view an investment in our common stock more favorably if our common stock remains listed on Nasdaq.

Our Board also believes that the Reverse Split and any resulting increase in the per share price of our common stock will enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock, although we have not been told by them that is the reason for not investing in our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.

We cannot assure you that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split, or that we will be able to maintain our listing on Nasdaq. Further, even if a Reverse Split cures our current bid price deficiency, we cannot guarantee that we will not receive another bid price deficiency in the future. Pursuant to Nasdaq Rule 5810(c)(3)(A)(iv), if our common stock fails to meet the continued listing requirement for minimum bid price and we have effected a reverse stock split over the prior one-year period or one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares  or more to one, then we will not be eligible for a 180-day compliance period and our common stock will be delisted.

Potential Disadvantages of the Reverse Split

As noted above, the principal purpose of a Reverse Split would be to help increase the per share market price of our common stock by up to factor of up to 100. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the Reverse Split will increase the market price of our common stock proportionately based on the Reverse Split ratio, or result in any permanent increase in the market price of our common stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our market capitalization will be reduced, perhaps significantly.

The number of shares held by each individual holder of common stock would be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing holders of common stock in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of our common stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

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Effecting the Reverse Split

Upon receipt of stockholder approval for the Reverse Split Proposal, if our Board concludes that it is in the best interests of our Company and our stockholders to effect a Reverse Split, a Certificate of Amendment will be filed with the Secretary of State of Delaware. The actual timing of the filing of the Certificate of Amendment with the Secretary of State of Delaware to effect the Reverse Split will be determined by our Board. In addition, if for any reason our Board deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Certificate of Amendment, without further action by our stockholders. In addition, our Board may deem it advisable to effect the Reverse Split even if the price of our common stock is above $1.00 at the time a Reverse Split is to be effected. A Reverse Split will be effective as of the date of filing with the Secretary of State of the State of Delaware (the “Effective Time”).

Upon the filing of the Certificate of Amendment, without further action on our part or our stockholders, the outstanding shares of common stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of common stock based on a Reverse Split ratio as determined by the Board. For example, if you presently hold 1000 shares of our common stock, you would hold 100 shares of our common stock following the Reverse Split if the ratio is one-for-ten or you would hold 20 shares of our common stock if the ratio is one-for-fifty.

Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Split is implemented, the percentage of our common stock owned by each stockholder will remain unchanged except for any de minimus change resulting from the treatment of fractional shares for which we will pay cash. The number of shares of our common stock that may be purchased upon exercise of outstanding options or exercise or conversion of other securities convertible into, or exercisable or exchangeable for, shares of our common stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

	Prior to the Reverse Split	Assuming a one- for- Ten Reverse Split	Assuming a one- for- One Hundred Reverse Split
Warrants	[●]	[●]	[●]
Options	[●]	[●]	[●]

Fractional Shares; Exchange of Stock Certificates

Our Board does not currently intend to issue fractional shares of common stock in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will pay the cash value of the fractional shares to the holders. For example, if a stockholder holds 150.25 shares of common stock following the Reverse Split, that stockholder will receive certificate representing 150 shares of common stock and a cash payment for the fair value of .25 shares as of the Effective Time.

As of the Record Date, we had [  ] holders of record of our common stock (although we have significantly more beneficial holders). We do not expect the Reverse Split and the rounding up of fractional shares to whole shares to result in a reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

On or after the Effective Time, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Split shares only by sending the exchange agent (who will be the Company’s transfer agent) the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-Reverse Split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder, if elected in the letter of transmittal, a new stock certificate after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s). A stockholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will be deemed to have requested to hold that stockholder’s shares electronically in book-entry form with our transfer agent.

Certain of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, the stockholder may return a properly executed and completed letter of transmittal.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

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Anti-Takeover and Dilutive Effects

The authorized common stock will not be diluted as a result of the Reverse Split. The common stock that is authorized but unissued provide the Board with flexibility to effect among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Certificate of Amendment would continue to give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or regulations. The Certificate of Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued common stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

Accounting Consequences

As of the Effective Time, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our common stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to holders of our common stock. This summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons who may be subject to special treatment under U.S. federal income tax law or persons that do not hold our common stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Split.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Split should equal the aggregate tax basis in the common stock surrendered and the holding period for the common stock received should include the holding period for the common stock surrendered.

Text of Proposed Certificate of Amendment; Effectiveness

The text of the proposed Certificate of Amendment is set forth in Annex A to this Proxy Statement. If and when effected by our Board, the Certificate of Amendment will become effective upon its filing with the Secretary of State of Delaware.

Vote Required

Approval of the Reverse Split Proposal requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present in person or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote against this proposal, but since this is a routine matter, brokers may vote at the Meeting on this proposal provided that they have not received instructions from a beneficial owner.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REVERSE SPLIT PROPOSAL.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 4, 2026, the Record Date for the Special Meeting, by:

●	each person who is known by us to beneficially own more than 5% of our shares of common stock;

●	each executive officer, each director, and each nominee for election as a director; and

●	all of our directors and executive officers as a group.

The number of shares beneficially owned and the related percentages are based on [  ] shares of common stock outstanding as of November 4, 2026. For the purposes of the information provided below, shares of our common stock that may be issued upon the exercise or conversion of stock options, warrants and other rights to acquire shares of our common stock that are exercisable or convertible within 60 days following November 4, 2026 are deemed to be outstanding and beneficially owned by such stockholders for the purpose of computing the number of shares of common stock and percentage ownership of each holder are reported below, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (1)		Percentage of Beneficial Ownership
Directors and Officers:

Martin J. Shen, Former Chief Executive Officer and Director c/o 111 Somerset Road, Level 3, Singapore, 238164	890,356	(2)	[ ]	%

Yew Hon Lee, Former Chief Financial Officer c/o 111 Somerset Road, Level 3, Singapore, 238164	593,600	(3)	*

Yew Poh Leong, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	238,500	(4)	*

Hsien Loong Wong, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	448,500	(5)	*

Eng Ho Ng, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	63,000	(6)	*

Tuck Seng Low, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	-		-

Yang Yeat Choe, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	7,296,000	(7)	[ ]	%

Li Li, Legal Representative and General Manager of JiuGe Technology c/o 111 Somerset Road, Level 3, Singapore, 238164	2,620,000	(8)	[ ]	%

Jolie Kahn, Chief Executive Officer and Director c/o 111 Somerset Road, Level 3, Singapore, 238164 (13)	23,300		*

Chris Polimeni, Chief Financial Officer c/o 111 Somerset Road, Level 3, Singapore, 238164 (14)	18,000		-
All directors and executive officers as a group (10 persons)	[12,191,256]	(9)	[ ]	%

Major Stockholders:

Terren S. Peizer Acuitas Group Holdings, LLC Acuitas Capital LLC 2001 Wilshire Boulevard, Suite 330 Santa Monica, California 90403	4,000,000	(10)	6.2%

Tommy Wang Dorado Goose, LLC 170 Dorado Beach East, Dorado, Puerto Rico 00646	4,000,000	(11)	6.2%

Alto Opportunity Master Fund, SPC –Segregated Master Portfolio B 55 Post Rd West, 2nd Floor, Westport, CT 06880	7,379,054	(12)	9.99%

Notes:

*	Less than one percent.

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(1)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of the security. Certain shares of common stock may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares of common stock are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares of common stock outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of common stock of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this prospectus. As of November 4, 2026, there were [ ] shares of common stock of the Company issued and outstanding.

(2)	This figure represents (i) 752,356 shares of common stock, and (ii) stock options to purchase 138,000 shares of our common stock, which have vested as of the date hereof. Mr. Shen resigned effective August 4, 2026 as both CEO and a Director.

(3)	This figure represents (i) 461,000 shares of common stock, and (ii) stock options to purchase 132,600 shares of our common stock, which have as of the date hereof. Mr. Lee resigned effective August 17, 2026 as CFO.

(4)	This figure represents (i) 160,000 shares of common stock, and (ii) stock options to purchase 78,500 shares of our common stock, which have vested as of the date hereof.

(5)	This figure represents (i) 370,000 shares of common stock, and (ii) stock options to purchase 78,500 shares of our common stock, which have vested as of the date hereof.

(6)	This figure represents stock options to purchase 63,000 shares of our common stock, which have vested as of the date hereof.

(7)	This figure represents (i) 7,200,000 shares of common stock held by Ever Sino International Limited over which Mr. Choe has sole voting and dispositive power, and (ii) stock options held directly by Mr. Choe to purchase 96,000 shares of our common stock, which have vested as of the date hereof.

(8)	This figure represents (i) 2,200,000 shares of common stock, and (ii) stock options to purchase 420,000 shares of our common stock, which have vested as of the date hereof.

(9)	This figure represents (i) 11,143,356 shares of common stock, and (ii) stock options to purchase 1,006,600 shares of our common stock, which have vested as of the date hereof.

(10)	This figure represents (i) 1,000,000 shares of common stock held by Acuitas Group Holdings, LLC, a California limited liability company (“Acuitas”), and (ii) 3,000,000 shares of common stock held directly by Acuitas Capital LLC, a Delaware limited liability company (“Acuitas Capital”) wholly-owned by Acuitas. Acuitas is a private investment vehicle beneficially owned and controlled by Terren S. Peizer. Mr. Peizer is the sole member and Chairman and managing member of Acuitas and, in such capacity, exercises the sole voting and investment power over the shares of common stock held for the accounts of Acuitas and Acuitas Capital. This information is based on a Schedule 13G filed with the SEC by Acuitas on November 18, 2022.

(11)	This figure represents warrants to purchase 4,000,000 shares of our common stock held by Dorado Goose, LLC over which Mr. Tommy Wang has sole voting and dispositive power.

(12)	This figure represents (i) 1,312,970 shares of common stock issuable upon exercise of common stock purchase warrants held by the Selling Stockholder, and (ii) 6,066,084 shares of common stock issuable upon conversion of the Note based on the assumed redemption conversion price (calculated for these purposes at 90% of the lowest daily VWAP during the seven trading days ending on August 21, 2026), and after giving effect to the 9.99% beneficial ownership limitation. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares.

(13)	Ms. Kahn was appointed CEO and Director on August 4, 2026 to replace Mr. Shen who resigned on the same day.

(14)	Mr. Polimeni was appointed CFO on August 17, 2026 to replace Mr. Lee who resigned on the same day.

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STOCKHOLDER PROPOSALS

Please refer to the definitive proxy statement for our 2026 annual meeting of stockholders for information regarding the deadline to submit stockholder proposals for our 2027 annual meeting.

PROXY SOLICITATION

The solicitation of proxies is made on behalf of the Board and we will bear the cost of soliciting proxies. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, stockholders or their representatives by our directors, officers and other employees who will receive no additional compensation therefor. We may also engage the services of a third party proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements.

We request persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy. We will reimburse such persons for their reasonable expenses.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials and annual reports. This means that only one copy of the proxy materials may have been sent to multiple stockholders in your household. This practice is designed to reduce our printing and postage costs. However, if you are residing at such an address and wish to receive a separate annual report on Form 10-K or proxy statement in the future, you may telephone our secretary at (347) 349-5339 or write to FingerMotion, Inc., 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401.

If you have received more than one notice or otherwise have access to more than one proxy card, you may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

OTHER MATTERS

Management does not know of any other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through the Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s Web site, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

If you are a beneficial holder and would like to receive a physical copy of this Proxy Statement, please reach our to your brokers, dealers, banks or similar entities acting as nominee for your shares. Upon request, we will also reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock as of the Record Date. If you are a stockholder of the Company and would like to request documents, please do so by [●], 2026, in order to receive them before the Special Meeting.

If you have any questions about the Special Meeting or how to vote or revoke your proxy, please contact us at: FingerMotion, Inc., 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401, Attention: Secretary, Telephone: (347) 349-5339

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement and the Annual Report are available at the Investor Relations portion of our website at https://ir.fingermotion.com/sec-filings/all-sec-filings.

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ANNEX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FINGERMOTION, Inc.

FingerMotion, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is: FingerMotion, Inc.

2.	The board of directors of the Corporation (the “Board”) duly adopted, by written consent on the [ ] day of [ ], 2026 in accordance with Section 141(f) of the DGCL, a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation, as amended, of said Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.0001 per share (the “common stock”), which such resolution was approved by the stockholders of the Corporation on the ____ day of ________, 202_ at a meeting of the stockholders of the Corporation.

3.	That upon effectiveness of this Certificate of Amendment (the “Split Effective Time”), each share of common stock issued and outstanding immediately prior to Split Effective Time shall be automatically changed and reclassified into a smaller number of shares such that each _________ (__) shares of issued common stock immediately prior to the Split Effective Time is reclassified into one (1) share of common stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of common stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a cash payment for the fair value of such fractional share upon the surrender of such stockholders’ old stock certificate.

4.	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

5.	This Certificate of Amendment to the Certificate of Incorporation shall be effective as of _____ _.m. Eastern time on ____________, 202_.

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IN WITNESS WHEREOF, FingerMotion, Inc. has caused this Certificate to be executed by its duly authorized officer on this [●] day of [●], 2026.

FINGERMOTION, INC.

By:	/s/ Jolie Kahn
Name:	Jolie Kahn
Title:	Chief Executive Officer and Director

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